

                                         RATIO OF EARNINGS TO COMBINED FIXED CHARGES

                                                AND PREFERRED SHARE DIVIDENDS



Dutch GAAP
                          1998           1997       1996        1995      1994
earnings before           1,726,326  1,362,972   924,380     671,551   587,597
income tax and
minority interest
minority interest          (86,163)   (46,755)   (43,115)    (35,753)  (22,714)

adjustments
interest expenses          704,041    605,013    373,837     292,656   282,891
capitalized interest       (36,512)   (24,950)    (7,441)     (4,408)   (2,472)

"earnings" (Dutch         2,307,692  1,896,280   1,247,661   924,046   845,302
GAAP)

interest expenses          704,041    605,013    373,837     292,656   282,891
capitalized interest        36,512     24,950      7,441       4,408     2,472
preferred share             21,871     18,348      9,476
dividends

fixed charges incl.        762,424    648,311    390,754     297,064   285,363
fixed charge dividends

Ratio of earnings to            3.03       2.92       3.19        3.11      2.96
combined fixed
charges and preferred
share dividends
according to Dutch
GAAP


US GAAP
                           1998       1997           1996        1995      1994

earnings before          1,331,311  1,129,778   798,374     634,320   579,553
income tax and
minority interest
minority interest         (57,309)   (38,441)   (37,498)    (29,865)  (17,225)

adjustments
interest expenses         704,041    605,013    373,837     292,656   282,891
capitalized interest      (36,512)   (24,950)    (7,441)     (4,408)   (2,472)

"earnings" (US GAAP)     1,941,531  1,671,400   1,127,272   892,703   842,747

interest expenses         704,041    605,013    373,837     292,656   282,891
capitalized interest       36,512     24,950      7,441       4,408     2,472
preferred share            21,871     18,348      9,476
dividends

fixed charges incl.       762,424    648,311    390,754     297,064   385,363
Fixed charge dividends
Ratio of earnings to            2.55       2.58       2.88        3.01      2.95
combined fixed
charges and preferred
share dividends
according to US GAAP

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